Exhibit 99.1

For Release: Tuesday, Oct. 1, 2013, 10 a.m. EDT

GM Delivers 187,195 Vehicles in September

Buick sales increase 6 percent and Cadillac sales grow by 10 percent

DETROIT - General Motors Co. (NYSE: GM) dealers delivered 187,195 vehicles in the United States in September, down 11 percent compared year over year. Retail sales were down 6 percent versus a year ago and fleet sales were down 27 percent. Retail sales were up 2 percent on a selling day-adjusted basis.

“We held our own when it comes to retail market share this month thanks to strong new products, including the Chevrolet Impala, Buick Encore, GMC Sierra and the Cadillac ATS and XTS,” said Kurt McNeil, vice president, U.S. sales operations. “We expect a strong finish to the year and more growth in 2014 thanks to new products and a healthier economy.”

Highlights (vs. 2012)

•	Buick sales increased 6 percent and Cadillac sales were up 10 percent. On a retail basis, Buick sales have now increased for 17 months in a row.

•	Chevrolet Malibu sales were up 29 percent, sales of the Spark were up 6 percent and retail sales of the Impala increased 64 percent. Chevrolet Tahoe sales were up 14 percent.

•	Third quarter retail sales for GM were up 13 percent and total sales were up 7 percent.

•	Through the first nine months of the year, Chevrolet, Buick, Cadillac and GMC have posted double-digit retail sales increases compared with 2012.

•	Year-to-date sales of Buick and Cadillac cars are up a combined 15 percent; large pickups are up 20 percent; large SUVs are up 15 percent; and compact crossovers are up 13 percent.

GM’s fleet sales in September reflect the strategic repositioning of the Impala, the temporary discontinuation of the Chevrolet Colorado and GMC Canyon, and lower Chevrolet Cruze sales.

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
313-407-2843
james.cain@gm.com

Sales Tables

September	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	127,785	(14.7)%	94,563	(8.8)%
GMC	29,959	(9.7)%	27,725	(4.5)%
Buick	15,623	6.5%	13,875	2.0%
Cadillac	13,828	9.9%	12,899	7.6%
Total GM	187,195	(11.0)%	149,062	(5.8)%

CYTD	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	1,493,329	5.1%	1,050,973	9.5%
GMC	333,213	8.7%	289,940	12.9%
Buick	157,503	14.7%	139,740	14.1%
Cadillac	133,414	28.9%	122,666	25.4%
Total GM	2,117,459	7.6%	1,603,319	11.6%

Fleet Segment	Month	YOY Change	CYTD	CYTD Change
Fleet Share of Total GM Sales	20.4%	(4.3) points	24.3%	(2.7) points

Inventory	Units at Month-end	Days Supply (selling day adjusted)	Units at Previous Month-end	Days Supply (selling day adjusted)
All Vehicles	670,191	82	628,644	64

Industry Sales	Month (est.)	CYTD (est.)
Light Vehicle SAAR	15.3 million range	15.5 million range

	September			(Calendar Year-to-Date) January - September
	2013	2012	%Change Volume	2013	2012	%Change Volume
Enclave	3,477	4,210	(17.4)	46,384	41,561	11.6
Encore	3,206	—	***.*	22,930	—	***.*
LaCrosse	3,952	4,580	(13.7)	38,845	45,066	(13.8)
Regal	1,300	1,839	(29.3)	12,767	20,523	(37.8)
Verano	3,688	4,042	(8.8)	36,568	29,146	25.5
Buick Total*	15,623	14,673	6.5	157,503	137,262	14.7
ATS	2,739	611	348.3	28,207	611	***.*
CTS	2,408	3,103	(22.4)	24,410	38,465	(36.5)
Escalade	968	913	6.0	8,953	9,294	(3.7)
Escalade ESV	634	595	6.6	5,916	5,795	2.1
Escalade EXT	152	188	(19.1)	1,674	1,348	24.2
SRX	4,362	4,660	(6.4)	40,506	40,224	0.7
XTS	2,565	2,506	2.4	23,722	7,156	231.5
Cadillac Total*	13,828	12,579	9.9	133,414	103,512	28.9
Avalanche	719	2,030	(64.6)	15,618	17,149	(8.9)
Camaro	5,659	5,670	(0.2)	64,815	68,968	(6.0)
Caprice	514	454	13.2	2,966	2,865	3.5
Captiva Sport	3,248	2,849	14.0	36,293	27,148	33.7
Colorado	41	2,833	(98.6)	3,375	32,608	(89.6)
Corvette	831	1,351	(38.5)	7,830	10,570	(25.9)
Cruze	12,730	25,787	(50.6)	195,775	180,600	8.4
Equinox	15,443	15,835	(2.5)	185,420	166,862	11.1
Express	5,235	3,881	34.9	59,624	57,886	3.0
Impala	11,462	15,259	(24.9)	121,033	140,179	(13.7)
Malibu	14,487	11,188	29.5	154,950	179,465	(13.7)
Silverado-C/K Pickup	32,506	36,425	(10.8)	360,775	298,200	21.0
Sonic	7,335	7,525	(2.5)	69,649	64,746	7.6
Spark	2,355	2,223	5.9	28,324	6,313	348.7
Suburban (Chevy)	2,733	3,254	(16.0)	34,580	33,860	2.1
Tahoe	5,332	4,696	13.5	60,126	49,481	21.5
Traverse	5,389	5,687	(5.2)	75,411	67,042	12.5
Volt	1,766	2,851	(38.1)	16,760	16,348	2.5
Chevrolet Total*	127,785	149,801	(14.7)	1,493,329	1,420,383	5.1
Acadia	5,565	6,159	(9.6)	67,422	63,857	5.6
Canyon	8	555	(98.6)	918	7,618	(87.9)
Savana	820	1,005	(18.4)	11,558	17,259	(33.0)
Sierra	13,438	13,636	(1.5)	135,670	112,181	20.9
Terrain	7,141	7,486	(4.6)	76,792	70,826	8.4
Yukon	1,667	2,071	(19.5)	18,907	19,149	(1.3)
Yukon XL	1,320	2,280	(42.1)	21,946	15,668	40.1
GMC Total	29,959	33,192	(9.7)	333,213	306,558	8.7
GM Vehicle Total*	187,195	210,245	(11.0)	2,117,459	1,967,715	7.6
23 selling days for the September period this year and 25 for last year.
*Totals include discontinued models: Buick Lucerne, Cadillac DTS and STS, Chevrolet Aveo, Cobalt and HHR.